Exhibit 99.1

Fidelity National Financial, Inc. Reports First Quarter 2012 EPS of $0.33

Jacksonville, Fla. - (April 25, 2012) - Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services, and other diversified services, today reported operating results for the three-month period ended March 31, 2012.

•	Pre-tax title margin, excluding realized gains, of 10.7% versus 8.0% in the first quarter of 2011, a 270 basis point, or 34 percent, increase over the prior year

•	Commercial revenue of $79.1 million; 19% growth versus the first quarter of 2011

•	Open orders of 651,100 for first quarter, an increase of 163,000, or 33%, over the first quarter of 2011

•	The agency commission split was 76% / 24% in the first quarter versus 77% / 23% in the first quarter of 2011, an improvement of approximately 120 basis points

•	Total title claims paid of $104 million, an increase of $15 million over the first quarter of 2011; full-year 2012 total title claims paid are expected to decline versus full-year 2011

•
O'Charley's tender offer closed on April 9; O'Charley's will be combined with American Blue Ribbon Holdings (“ABRH”) in May 2012 and second quarter financial results will include a new restaurant segment

•	Amended existing credit facility on April 16 with a new maturity date of April 2016 and a 55 basis point reduction in the borrowing spread over LIBOR

Consolidated

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
Total revenue	$1.19 billion	$1.13 billion
Net earnings attributable to common shareholders	$74.4 million	$42.5 million
Net earnings per diluted share attributable to common shareholders	$0.33	$0.19

The following are summary financial and operational results for the operating segments of FNF for the three-month periods ended March 31, 2012 and 2011:

Fidelity National Title Group (“FNT”)

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
Total revenue	$1.18 billion	$1.12 billion
Pre-tax earnings	$129.5 million	$106.3 million
Realized gains (losses)	$4.0 million	$18.4 million
Pre-tax earnings (excluding realized gains (losses))	$125.5 million	$87.9 million
Pre-tax margin (excluding realized gains (losses))	10.7%	8.0%

Month	Direct Orders Opened	Direct Orders Closed
January 2012	204,900	120,500
February 2012	229,800	135,300
March 2012	216,400	153,700

First Quarter 2012	651,100	409,500

Month	Direct Orders Opened	Direct Orders Closed
January 2011	154,300	127,400
February 2011	143,600	111,800
March 2011	190,200	131,600

First Quarter 2011	488,100	370,800

	Open	Closed	Commercial
	Commercial	Commercial	Revenue	Commercial
	Orders	Orders	(In millions)	Fee Per File
First Quarter 2012	19,200	11,100	$79.1	$7,100
First Quarter 2011	18,500	10,600	$66.5	$6,300

•
The preceding table only includes commercial activity from FNF's commercial offices in the national commercial division and does not attempt to capture potential commercial activity in our local offices.

“This was a great start to 2012 and our strongest first quarter performance in a number of years,” said Chief Executive Officer George P. Scanlon. “Net earnings of $74 million increased $32 million, or 75%, versus the first quarter of 2011 on just a 5% increase in total revenue and title pre-tax earnings of $130 million grew by $23 million, or 22%, despite only a 6% increase in total title and escrow revenue. Our commercial title business continued to perform well, as revenue of $79 million grew by 19% over the first quarter of 2011, with an increase in orders opened, orders closed and fee per file. Overall, our pre-tax title margin, excluding realized gains, was 10.7%, an increase of 270 basis points versus the first quarter of 2011. We continue to perform above our difficult market pre-tax title margin goal of 8%-10% and remain confident that we will produce a mid-to-high teen pre-tax title margin when we see further stabilization in the residential resale market.”

“We closed the O'Charley's tender in early April,” said Chairman William P. Foley, II. “We currently own 95% of the outstanding shares of O'Charley's and expect to have 100% ownership at the conclusion of a short-form merger under Tennessee law in May. We then intend to merge O'Charley's into our existing restaurant operation, American Blue Ribbon Holdings, and FNF will own a majority stake in this larger ABRH. After the merger, FNF will have a total cash investment of approximately $120 million for 55% ownership in the ABRH restaurant company that will have approximately $1.25 billion in annual revenue, $65 million in current annual EBITDA and an expected additional $20 million in cost synergies. Our focus will be on integrating O'Charley's into ABRH and moving the O'Charley's margins closer to those of ABRH. We believe ABRH can create significant value for our shareholders in the future.

“Also, we expect to close on the sale of the 85% interest in our personal lines business on May 1. Regulatory approval is pending, which we hope to have in time for the May 1 closing. FNF will receive $119 million in proceeds from the personal lines sale. Combined with the recent flood business sale, FNF generated $254 million in cash and a $75 million, 8% seller note due in May 2013, as well as an $86 million after-tax gain from the two divestitures.”

Conference Call
FNF will host a call with investors and analysts to discuss first quarter 2012 results on Thursday, April 26, 2011, beginning at 10:00 a.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at www.fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at www.fnf.com. The telephone replay will be available from 12:00 p.m. Eastern time on April 26, 2012, through May 3, 2012, by dialing 800-475-6701 (USA) or 320-365-3844 (International). The access code will be 243617.

About FNF
Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and diversified services. FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title - that collectively issue more title insurance policies than any other title company in the United States. FNF also owns a majority interest in O'Charley's Inc., a multi-concept restaurant company that operates or franchises restaurants under the O'Charley's, Ninety Nine Restaurant, and Stoney River Legendary Steaks concepts. In addition, among other operations, FNF owns minority interests in Ceridian Corporation, a leading provider of global human capital management and payment solutions, Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles and American Blue Ribbon Holdings, LLC, an owner and operator of the Village Inn, Bakers Square and Max & Erma's restaurants. More information about FNF can be found at www.fnf.com.

Forward Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company's Form 10-K and other filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY OF EARNINGS
(In millions, except per share amounts and fee per file)

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
Direct title premiums	$354.0	$322.9
Agency title premiums	413.9	423.3
Total title premiums	767.9	746.2
Escrow, title-related and other fees	381.6	332.5
Total title and escrow	1,149.5	1,078.7

Interest and investment income	36.4	33.7
Realized gains and losses	4.0	19.5
Total revenue	1,189.9	1,131.9

Personnel costs	407.6	383.6
Other operating expenses	275.2	258.7
Agent commissions	315.6	327.7
Depreciation and amortization	17.0	19.7
Title claim loss expense	53.8	50.8
Interest expense	15.1	14.3
Total expenses	1,084.3	1,054.8

Earnings from continuing operations before taxes and equity investments	105.6	77.1
Income tax expense	36.9	28.0
Earnings from continuing operations before equity investments	68.7	49.1
Earnings (loss) from equity investments	5.8	(8.6)
Earnings from continuing operations, net of tax	74.5	40.5
Earnings from discontinued operations, net of tax	2.7	3.6
Net earnings	77.2	44.1
Non-controlling interests	2.8	1.6
Net earnings attributable to common shareholders	$74.4	$42.5
Earnings per share:
Net earnings from continuing operations attributable to common shareholders - basic	$0.34	$0.19
Net earnings from continuing operations attributable to common shareholders - diluted	$0.33	$0.19

Weighted average shares - basic	218.8	220.7
Weighted average shares - diluted	223.3	223.6

Direct operations orders opened (000's)	651.1	488.1
Direct operations orders closed (000's)	409.5	370.8
Fee per file	$1,398	$1,371
Actual title claims paid	$103.5	$88.8

 FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

Three Months Ended			Corporate
March 31, 2012	Consolidated	FNT	and Other
Gross operating revenue	$1,149.5	$1,136.3	$13.2

Interest and investment income	36.4	34.7	1.7
Realized gains and losses	4.0	4.0	—
Total revenue	1,189.9	1,175.0	14.9

Personnel costs	407.6	400.6	7.0
Other operating expenses	275.2	259.0	16.2
Agent commissions	315.6	315.6	—
Depreciation and amortization	17.0	16.3	0.7
Title claim loss expense	53.8	53.8	—
Interest expense	15.1	0.2	14.9
Total expenses	1,084.3	1,045.5	38.8

Pretax earnings (loss) from continuing operations	105.6	129.5	(23.9)

Pretax margin	8.9%	11.0%	—
Pretax margin, excluding realized gains	8.6%	10.7%

Open orders	651.1	651.1	—
Closed orders	409.5	409.5	—

Three Months Ended			Corporate
March 31, 2011	Consolidated	FNT	and Other
Gross operating revenue	$1,078.7	$1,070.2	$8.5

Interest and investment income	33.7	33.6	0.1
Realized gains and losses	19.5	18.4	1.1
Total revenue	1,131.9	1,122.2	9.7

Personnel costs	383.6	369.7	13.9
Other operating expenses	258.7	247.9	10.8
Agent commissions	327.7	327.7	—
Depreciation and amortization	19.7	19.0	0.7
Title claim loss expense	50.8	50.8	—
Interest expense	14.3	0.8	13.5
Total expenses	1,054.8	1,015.9	38.9

Pretax earnings (loss) from continuing operations	77.1	106.3	(29.2)

Pretax margin	6.8%	9.5%	—
Pretax margin, excluding realized gains	5.2%	8.0%

Open orders	488.1	488.1	—
Closed orders	370.8	370.8	—

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions, except per share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)
Cash and investment portfolio	$4,827.8	$4,717.4
Goodwill	1,461.1	1,452.2
Title plant	386.6	386.7
Total assets	8,002.1	7,862.1
Notes payable	1,066.5	915.8
Reserve for claim losses	1,863.1	1,912.8
Secured trust deposits	433.0	419.9
Total equity	3,758.3	3,655.9
Book value per share	$16.87	$16.57

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